Exhibit 10.25

SEVERANCE COMPENSATION AGREEMENT

THIS AGREEMENT is made as of the 1st day of October, 2007, between CACI International Inc, a Delaware corporation headquartered at 1100 North Glebe Road, Arlington, Virginia, and Thomas A. Mutryn (the “Executive”) residing at 8411 Rapley Ridge, Potomac, MD 20854.

W I T N E S S E T H:

WHEREAS, the Executive is employed by CACI International Inc and/or one or more of its wholly-owned subsidiaries (“the Company”), and the services of the Executive, his managerial experience, and his knowledge of the affairs of the Company are of great value to the Company; and

WHEREAS, the Board of Directors of CACI International Inc has determined that it is in the best interests of the Company and the Executive to enter into this agreement setting forth the obligations of the Company and the Executive upon the Executive’s termination of employment.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	At-Will Employment. The Company and the Executive agree that the Executive is employed on an at-will basis. Unless otherwise specifically provided in a written agreement signed by both the Company and the Executive, the parties understand that the Executive is employed for no fixed term or period, that either the Company or the Executive may terminate the Executive’s employment with the Company at any time with or without a reason, and that this Agreement creates no contract of employment between the Company and the Executive.

2.	Term. The term of this Agreement shall be for the period from July 1, 2007 through June 30, 2008, and shall automatically renew itself from year-to-year thereafter, unless the Company provides to the Executive written notice of the Company’s intent to amend the Company’s severance policy with respect to its senior executives and to apply the amended policy to the Executive. In the event the Company provides such notice to the Executive, this Agreement shall expire by its terms at the end of the full term year that begins on the next July 1 following the date such notice is received by the Executive.

3.

Death or Disability. The Executive’s employment shall terminate (without severance) automatically upon the death of the Executive. The Company shall have the right to terminate the Executive’s employment without payment of severance on thirty (30) days written notice in the event of the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform all of the services required of his position with the Company, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination, in each case based upon medically available reliable information, or (iii) Executive’s qualifying for benefits under the Company’s long-term disability coverage, if any. The Company’s right to terminate the Executive’s employment without payment of severance under this Paragraph shall not limit or reduce in anyway the Executive’s right to receive benefits under any disability insurance or plan maintained by the Company for the benefit of the Executive.

4.	Voluntary Separation (Other Than For Good Reason). The Executive shall have the right to terminate his employment with the Company on thirty (30) days written notice to the Company at any time on written notice to the Company indicating the Executive’s desire to retire or to resign from the Company’s employment.

5.	Termination For Cause.

(a)	The Board of Directors of the Company may terminate this Agreement for “Cause.” For the purposes of this Agreement “Cause” shall be defined as:

(i)	Gross negligence, willful misconduct or willful malfeasance by the Executive in connection with the performance of any material duty for the Company;

(ii)	The Executive’s continued failure, after being provided notice specifying the nature of such failure, to comply with a direction of the President and Chief Executive Officer or the Board with respect to an act, omission or failure to act on the part of the Executive;

(iii)	A breach of the Executive’s fiduciary obligations to the Company;

(iv)	A violation by the Executive of any legal requirement or obligation relating to the Company that the Board of Directors, acting in good faith, reasonably determines is likely to have a material adverse impact on the Company (unless the Executive had a reasonable good faith belief that the act, omission or failure to act in question was not a violation of such legal requirement or obligation);

(v)	The Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to a felony involving theft, embezzlement, fraud, dishonesty, or any similar offense;

(vi)	Theft, embezzlement or fraud by the Executive in connection with the performance of his duties for the Company;

(vii)	A material failure to comply with any lawful direction of the Executive Chairman, Chief Executive Officer or Board of Directors of the Company;

(viii)	A breach of any material obligation imposed on the Executive by this Agreement or the Employee Agreement dated September 15, 2006;

(ix)	A material violation of the Company’s Code of Ethics and Business Conduct Standard or any other published Company policy;

(x)	Any act, omission or failure to act on the part of the Executive (including an act, omission or failure to act prior to the commencement of the Executive’s employment with the Company) that results in the inability of the Executive to secure or maintain security clearances necessary or appropriate to Executive’s position with the Company and the conduct of the Company’s business; and

(xi)	The misappropriation of any material business opportunity.

“Cause” shall be based only on material matters and not on matters of minor importance.

(b)	The Executive may be terminated for Cause only in accordance with a resolution duly adopted by an absolute majority of the entire number of the non-management directors of the Company finding that, in the good faith opinion of the Board of Directors, the Executive engaged in conduct justifying a termination for Cause as that term is defined above and specifying the particulars of the conduct motivating the Board’s decision to terminate the Executive for Cause. Such resolution may be adopted by the Board only after the Board has provided to the Executive (i) advance written notice of a meeting of the Board called for the purpose of determining Cause for termination of the Executive, (ii) a statement setting forth the alleged grounds for termination, and (iii) an opportunity for the Executive, and, if the Executive so desires, the Executive’s counsel to be heard before the Board. Prior to such meeting of the Board, the Executive shall be given a reasonable opportunity to cure any act or omission which the Board, in its reasonable judgment, determines is susceptible of cure. The action required to cure the act or omission, and the time period in which cure must be effected, shall be communicated to the Executive in writing.

6.	Termination Payment (Not In Connection With A Change In Control). If, prior to, or more than twelve (12) months following a Change in Control Date (as defined in Paragraph 7 below), the Executive’s employment is terminated by the Company for any reason other than those set forth in Paragraphs 3, 4 or 5 above, or the Executive resigns for “Good Reason” (as defined in Paragraph 7 below) within six (6) months following the initial existence of such Good Reason, then the following provisions shall apply:

(a)	The Company shall pay to the Executive an amount equal to twelve (12) months of the Executive’s “Current Base Salary.” For this purpose, the Executive’s “Current Base Salary” shall be deemed to be the amount of base salary being paid to the Executive at the time of termination.

(b)	The Company shall pay to the Executive a cash lump sum amount equal to the one year anniversary portion of any outstanding acquisition bonus(es) Executive would have been eligible to receive had he continued employment through the applicable one year anniversary date. The amount payable shall be determined by (i) identifying each active one year anniversary acquisition bonus opportunity, and (ii) calculating for each the EBITDA bonus to be paid based on actual EBITDA results and projected EBITDA results derived from (i) the then current FY operating plan, or (ii) in the event that the current FY operating plan does not include the applicable time period, good faith estimates of projected EBITDA prepared by the Company.

For example, if Executive terminates or resigns pursuant to this Section 6, on March 1, and the Company FY Plan 2 is the then current FY operating plan, the calculation of the one year anniversary portion of an outstanding acquisition bonus shall be based on the actual results for the most recently completed monthly financials plus the projections derived from the FY Plan 2 Company operating plan.

(c)	The Executive shall continue to participate in, and be covered under, the Company’s health care coverage for a period of twelve (12) months following the Executive’s termination of employment (the “Medical Benefits Continuation Period”) on the same basis as other senior executives of the Company. Notwithstanding the foregoing, if the Executive accepts post-employment with another entity that provides health care coverage during the Medical Benefits Continuation Period, the Company shall not provide the Executive with health care coverage under this Paragraph (but the Executive shall retain any rights to continuation coverage that he may have under applicable law). For purposes of the Executive’s continuation coverage rights under Section 601 et. seq. of the Employee Retirement Income Security Act, Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar state or local law, the continuation period shall be deemed to have commenced as of the beginning of the period for which the Company has agreed to continue benefits following the Executive’s termination of employment. To the extent that the coverage provided to the Executive is taxable for federal income tax purposes, then the Executive shall pay the full cost of coverage during the Medical Benefits Continuation Period and the Company shall pay the Executive an amount equal to (i) the cost of such coverage, less any amount that would have been payable by the Executive if he were actively employed by the Company, plus (ii) an additional amount designed to cover all estimated applicable local, state and federal income and payroll taxes imposed on the Executive with respect to such additional payment.

(d)	Before the Executive may resign for Good Reason, the Executive must provide the Company at least thirty (30) days’ prior written notice of his intent to resign for Good Reason and specify in reasonable detail the Good Reason upon which such resignation is based. The Company shall have a reasonable opportunity to cure any such Good Reason (that is susceptible of cure) within thirty (30) days after the Company’s receipt of such notice. The Executive’s delay in providing such notice shall not be deemed to be a waiver of any such Good Reason, nor does the failure to resign for one Good Reason prevent any later Good Reason resignation for a similar or different reason.

7.	Termination Payment (In Connection With A Change In Control).

(a)	For purposes of this Agreement:

(i)	A “Change of Control” occurs whenever there is a change in control of the Company within the meaning of the CACI International, Inc 2006 Stock Incentive Plan.

(ii)	The “Change of Control Date” shall be the date on which a Change of Control event is legally consummated and legally binding upon the parties.

(iii)	Prior to a Change in Control Date, “Good Reason” for the Executive’s resignation shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent:

(1)	A material reduction in the Executive’s total compensation and benefit opportunity (other than a reduction made by the Board, acting in good faith, based upon the performance of the Executive, or to align the compensation and benefits of the Executive with that of comparable executives, based on market data); or

(2)	A substantial adverse alteration in the conditions of the Executive’s employment.

(iv)	Following a Change in Control Date, “Good Reason” for the Executive’s resignation shall also include the occurrence of any of the following circumstances without the Executive’s prior written consent:

(1)	A substantial adverse alteration in the nature or status of the Executive’s position or responsibilities from those in effect on the day before the Change in Control Date; or

(2)	A change in the geographic location of the Executive’s job more than fifty (50) miles from the place at which such job was based on the day before the Change in Control Date.

(b)	If, within twelve (12) months of the Change in Control Date, the Executive resigns for Good Reason, or the Executive’s employment is terminated for any reason other than the reasons set forth in Paragraphs 3, 4 or 5 above, then the Company shall pay to the Executive the following amounts:

(i)	An amount equal to twenty four (24) months of the Executive’s Current Base Salary (as defined in Paragraph 6 above).

(ii)	A prorated portion of the cash incentive (including, for this purpose, the annual component and any partial quarterly component) otherwise payable to the Executive for the fiscal year of termination under the annual incentive or bonus plan maintained by the Company for its senior executives (the “Annual Incentive Plan”) (or any replacement bonus or incentive arrangement covering the Executive). Such amount shall be determined based on Company performance consistent with the cash incentive paid under the Annual Incentive Plan to comparable active executives in good standing who meet expectations and remained on the payroll and eligible for a bonus. The amount payable shall be determined by multiplying the cash incentive that the Executive would have received had his employment not terminated, by a fraction, the numerator of which is the number of months in the fiscal year (in the case of the annual component) or fiscal quarter (in the case of the quarterly component) during which Executive was employed (including the month in which the termination occurs) and the denominator of which is twelve (in the case of the annual component) or three (in the case of the quarterly component).

(iii)	A cash lump sum amount equal to the average cash incentive (including, for this purpose, any quarterly, annual, and acquisition components) actually paid to the Executive under the Annual Incentive Plan for the five (5) fiscal years immediately preceding the year of termination.

(iv)	A cash lump sum amount equal to the one year anniversary portion of any outstanding acquisition bonus(es) Executive would have been eligible to receive had he continued employment through the applicable one year anniversary date. The amount payable shall be determined by (i) identifying each active one year anniversary acquisition bonus opportunity, and (ii) calculating for each the EBITDA bonus to be paid based on actual EBITDA results and projected EBITDA results derived (i) from the then current FY operating plan, or (ii) in the event that the current FY operating plan does not include the applicable time period, good faith estimates of projected EBITDA prepared by the Company.

For example, if Executive terminates or resigns pursuant to this Section 6, on March 1, and the Company FY Plan 2 is the then current FY operating plan, the calculation of the one year anniversary portion of an outstanding acquisition bonus shall be based on the actual results for the most recently completed monthly financials plus the projections derived from the FY Plan 2 Company operating plan.

(c)	In addition, the Executive shall continue to participate in, and be covered under, the Company’s health care coverage in accordance with (and subject to the limitations imposed by) Paragraph 6(c).

(d)	The ability of the Executive to resign for Good Reason shall be subject to the notice and opportunity to cure provisions contained in Paragraph 6(d).

8.	Parachute Treatment.

(a)	If it shall be determined that in connection with a Change in Control, any payment, vesting, distribution, or transfer by the Company or any successor, or any affiliate of the foregoing or by any other person, or any other event occurring with respect to the Executive and the Company for the Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a “Parachute Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Code (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, an “Excise Tax”), then, subject to the provisions of Paragraph 8(b) below, the Company shall pay to the Executive an amount equal to two thirds of the Excise Tax, up to an overall maximum payment of $500,000 with respect to such Change in Control.

(b)	Notwithstanding the provisions of Paragraph 8(a), no such amount shall be payable or made under Paragraph 8(a) if the Executive would, on a net after-tax basis (taking into account the amount of any payment required under Paragraph 8(a) and any prior Parachute Payments in connection with such Change in Control) receive less compensation than he would receive if the Parachute Payment were reduced by the amount necessary to avoid subjecting such Parachute Payment to the Excise Tax. In such event, then, in lieu of any payment under Paragraph 8(a), the amount of the Parachute Payment shall be reduced by the amount necessary to avoid subjecting such Payment to the Excise Tax (the “Parachute Payment Reduction”). The Executive shall have the right, in his sole discretion, to designate those payments or benefits, if any, that shall be reduced or eliminated under the Parachute Payment Reduction.

(c)	The determination required under Paragraph 8(b) shall be made with respect to each Parachute Payment and shall take into account all Parachute Payments previously made to the Executive in connection with the Change in Control. If a determination under Paragraph 8(b) resulted in a Parachute Payment Reduction, and, as a result of a subsequent Parachute Payment, a determination is made that the Executive would, on a net after-tax basis (taking into account the aggregate Parachute Payments paid or payable to the Executive), receive more compensation with the payment under Paragraph 8(a) (and no Parachute Payment Reduction), then, in addition to the payment required under Paragraph 8(a), the Executive shall receive an amount equal to any prior Parachute Payment Reduction plus interest from the date of such reduction at the applicable Federal rate provided for in Section 1274(d) of the Code.

(d)	All determinations required to be made under this Paragraph, including whether and when an amount is subject to Section 4999 and whether the provisions of Paragraph 8(a) or (b) are applicable (and if applicable, the amount of any Parachute Payment Reduction under Paragraph 8(b) or any restored Parachute Payment under Paragraph 8(c)), shall be made by the Company’s outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. If the Accounting Firm shall determine that no Excise Tax is payable by the Executive, it shall furnish to the Executive written advice that failure to report the Excise Tax on his applicable federal income tax return would not be reasonably likely to result in the imposition of a penalty for fraud, negligence, or disregard of rules or regulations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in determining whether a payment is required under this Paragraph and the amount thereof, in the absence of material mathematical or legal error.

(e)

As a result of uncertainty in the application of Sections 280G and 4999 of the Code that may exist at the time of a determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Parachute Payment Reduction that was not made should have been made, or a larger Parachute Payment Reduction should have been made, or that a payment made under Paragraph 8(a) or (c) should not have been made, or a smaller payment under Paragraph 8(a) or (c) should have been made (an “Overpayment”), or that a Parachute Payment Reduction should not have been made, or a smaller Parachute Payment Reduction should have been made, or that a payment under Paragraph 8(a) or (c) should have been made, or a larger payment under Paragraph 8(a) or (c) should have been made (an “Underpayment”). If the Accounting Firm, the Internal Revenue Service or other applicable taxing authority shall determine that an Overpayment was made, any such Overpayment shall be repaid by the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that, subject to applicable law, the amount to be repaid by the Executive to the Company shall be reduced to the extent that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment; provided, further, that to the extent the Overpayment relates to a payment made under Paragraph 8(a) or (c), the Executive shall be obligated to repay such amount only at such time and to such extent as the Executive receives a refund of the Overpayment from the Internal Revenue Service or applicable taxing authority. If the Accounting Firm, the Internal Revenue Service or other applicable taxing authority shall determine that an Underpayment was made, then, subject to the overall $500,000 limit on payments by the Company made in connection with a Change in Control, two-thirds of any such Underpayment (together with two-thirds of any interest and penalties imposed thereon) shall be due and payable by the Company to the Executive within thirty-five (35) days after the Company receives notice of such Underpayment, but in no event later than the date the Executive must pay such amounts to the Internal Revenue Service or other applicable taxing authority.

(f)

The Executive shall give written notice to the Company of any claim by the Internal Revenue Service or other applicable taxing authority that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within a reasonable period of time after the Executive shall have received written notice of such claim. The Company and the Executive shall cooperate in determining whether to contest or pay such claim and the Executive shall not pay such claim without the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The Company and the Executive shall have the right to jointly direct the contest of such claim with counsel jointly selected by the Company and the Executive, but the Executive shall have the power to settle or compromise such claim subject to the consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed). Subject to the overall $500,000 limit on payments by the Company made in connection with a Change in Control, the Company shall bear and pay two-thirds of all costs and expenses (including two-thirds of any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless for two-thirds of any Excise Tax or income tax (including two-thirds of any interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. If the Company and the Executive determine to pay a claim and sue for a refund, then subject to the overall $500,000 limit on payments by the Company made in connection with a Change in Control, the Company shall advance two-thirds of the amount of such payment to the Executive, on an interest-free basis (subject to any prohibitions, limitations or restrictions imposed by applicable law), and shall indemnify and hold the Executive harmless from two-thirds of any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Executive shall (subject to the Company’s complying with the foregoing requirements) promptly pay to the Company, up to the amount of the advance from the Company, the amount of any refund received by the Executive (together with any interest paid or credited thereon after taxes applicable thereto).

(g)	To the extent that any payment to the Executive under his Paragraph 8 does not constitute a payment in accordance with a fixed schedule pursuant to Treas. Reg. §1.409A-3(i)(1) and would trigger an additional tax under Section 409A of the Code, payment of such amount shall be delayed until the earliest time that payment is permitted under Section 409A(a)(2)(A) of the Code (including, to the extent applicable, Section 409A(a)(2)(B)).

9.	Payment of Other Compensation. In addition to any payment due the Executive pursuant to Paragraphs 6, 7 or 8 above, at the time of termination of the Executive’s employment, the Executive shall be paid all other compensation and benefits that may be due or provided to the Executive in accordance with the terms and conditions of any applicable plan, policy or arrangement governing the payment of such compensation or benefits.

10.	Timing of Payment.

(a)	The compensation payable in accordance with Paragraph 6(a) and 6(b), or 7(b)(i), (iii), and (iv) shall be paid in a lump sum within thirty days following the Executive’s termination of employment.

(b)

The compensation payable in accordance with Paragraph 7(b)(ii) shall be paid in a lump sum on the date on which the Company pays bonuses for the fiscal year of termination to actively employed senior executives; provided, however, in no event shall such payment be made more than 2 1/2 months following the close of the fiscal year of the Company to which such bonus relates.

(c)	The compensation payable in accordance with Paragraph 8 shall be paid in a lump sum as soon as the determination of the amount payable to the Executive is made by the Accounting Firm, but in all events within thirty (30) days of the date the Executive remits the Excise Tax to the appropriate taxing authority. Any reimbursement or payment required under Paragraph 8(f) shall be made as soon as reasonably practical after such expense was incurred (but in all events no later than the close of the year following the year in which such expense was incurred). All payments made under Paragraph 8 shall be made in accordance with the provisions of Treas. Reg. §1.409A-3(i)(1).

(d)

Any additional amount payable in accordance with Paragraph 6(c) shall be paid to the Executive in cash (less required withholding), on a monthly basis, at the same time that the underlying medical coverage benefit is provided to the Executive. In determining the amount of such payment the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable to individuals in the calendar year in which the payment is made and to pay state and local income taxes at the highest effective rate in the state or locality in which such payment is taxable. All payments made under Paragraph 6(c) shall be made in accordance with the provisions of Treas. Reg. §1.409A-3(i)(1).

11.	Employee Agreement. This agreement incorporates by reference the Employee Agreement between the Executive and the Company, a copy of which is attached hereto. The payments and benefits provided to the executive under this Agreement are further consideration for the Executive’s compliance with each and every term of the Employee Agreement and such compliance is a condition precedent to the Executive’s entitlement to any payment or benefit hereunder. The covenants, restrictions and terms of this Agreement are intended to supplement, and do not supersede, the covenants, restrictions and terms of the Employee Agreement. To the extent any covenant, restriction or term of this Agreement is more restrictive than a similar covenant, restriction or term of the Employee Agreement, the covenant, restriction or term of this Agreement shall control. To the extent any covenant, restriction or term of the Employee Agreement is more restrictive than a similar covenant, restriction or term of this Agreement, the covenant, restriction or term of the Employee Agreement shall control.

12.	Non-Competition. The terms of this Paragraph are intended to supplement (and are in addition to) the non-compete provisions contained in the Employee Agreement.

(a)	The Executive understands and agrees that this non-compete restriction is aimed at protecting CACI’s relationship with its current and prospective clients, as such clients are specifically named in written proposals, contracts and task orders (collectively, these are referred to as “CACI Clients”). The Executive understands and agrees that the definition of CACI Clients as used in this Agreement is intended to cover the specific program offices or activities which CACI pursues, or for which CACI performs work, within large governmental departments, such as the Department of the Navy or the Army, not the greater department in general.

(b)	The Executive agrees that CACI may reasonably protect its relationships with CACI Clients by prohibiting the Executive from competing with CACI for work with: (i) any CACI Clients while the Executive is employed by CACI, and (ii) certain CACI Clients for a reasonable period of time following termination of the Executive’s CACI employment.

(c)	During the Executive’s employment with CACI, the Executive will not directly or indirectly sell, market or otherwise provide goods or services to any CACI Clients in competition with CACI.

(d)

For a period of two (2) years following termination of the Executive’s employment, the Executive will not directly or indirectly provide goods or services to CACI Clients when such goods or services are in competition with those goods or services (i) provided within the year prior to termination of the

Executive’s employment under contract or task order, or (ii) offered pursuant to a formal or informal proposal, to CACI Clients by any CACI organizational unit for which the Executive worked or for which the Executive had responsibility within one (1) year prior to the termination of the Executive’s employment.

(e)	During the Executive’s employment with CACI and for a period of two (2) years following termination of that employment, the Executive will not participate in competition for the award of any contract or task order for which any CACI organizational unit for which the Executive worked or for which the Executive had responsibility within one (1) year prior to the end of the Executive’s CACI employment is competing.

(f)	During the Executive’s employment and for a period of two (2) years following termination of that employment, the Executive will not, directly or indirectly interfere with, disparage or damage, or attempt to interfere with, disparage or damage, the Company’s reputation, or any relationship between the Company or its affiliated or subsidiary companies and any other entity.

(g)	The Executive agrees not to hire or solicit for hiring, directly or indirectly any person now or hereafter employed by, or providing services as a subcontractor or consultant to, CACI and its affiliate companies, for a period of two (2) years after termination of employment.

(h)	The Executive understands and agrees that the payments made under this Agreement constitute additional consideration for the Executive’s performance of the covenants set forth in this Paragraph 12 and in the Employee Agreement.

13.	No Disparaging Comments. During his period of employment and at all times thereafter, the Executive shall refrain from making any disparaging remarks about the businesses, services and products of the Company, its subsidiaries and affiliates, as well as their respective officers, directors, executives, managers, stockholders, employees, agents, or representatives.

14.	Release. In consideration of any payment made to the Executive pursuant to this Agreement (and as a condition precedent to the Executive’s right to any such payment), the Executive agrees to release the Company and its subsidiaries, affiliates, officers, directors, stockholders, employees, agents, representatives, and successors from and against any and all claims that the Executive may have against any such person or entity relating to the Executive’s employment by the Company and the termination thereof, such release to be in form and substance reasonably satisfactory to the Company.

15.	Assignment. By reason of the special and unique nature of the obligations hereunder, it is agreed that neither party hereto may assign any interests, rights or duties which the party may have in this Agreement without the prior written consent of the other party, except that upon any “Change in Control,” this Agreement shall inure to the benefit of and be binding upon the Executive and the purchasing, surviving or resulting entity, company or corporation in the same manner and to the same extent as though such entity, company or corporation were the Company.

16.	Dispute Resolution.

(a)	Except as provided in subsection (b) below, the Company and the Executive agree that any controversy or claim arising out of or relating to this Agreement, or its breach by the Company shall be resolved by arbitration. This arbitration shall be held in Arlington, Virginia in accordance with the model employment arbitration procedures of the American Arbitration Association. Judgment upon award rendered by the arbitrator shall be binding upon both parties and may be entered and enforced in any court of competent jurisdiction.

(b)	The Executive acknowledges and agrees that notwithstanding subsection (a) above, if the Executive breaches any of the provisions of Paragraph 12 hereof, the Company will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of Paragraph 12 by the Executive and to enforce the provisions of this Agreement. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which the Company may have at law or in equity.

17.	Amendments. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party of any breach or failure to comply with any condition or provision of this Agreement by the other party at any time shall be deemed a waiver of any other breach or failure to comply with the conditions or provisions of this Agreement. No agreements or representations, oral or otherwise, expressed or implied, concerning the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

18.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein. It supersedes and replaces any and all prior agreements written or oral between the Company and the Executive concerning the severance benefits that may be payable to the Executive. However, this Agreement does not affect or supersede the terms of the Employee Agreement dated September 15, 2006 or the Indemnification Agreement to be entered into within thirty (30) days between the Company and the Executive, which shall remain in full force and effect.

19.	Compliance with Section 409A. Paragraphs 6(a) and 7(b)(i), (ii), (iii), and (iv) of this Agreement are intended to constitute a separation pay arrangement that does not provide for the deferral of compensation subject to Section 409A of the Code (under the short-term deferral exception contained in Treas. Reg. §1.409A-1(b)(4)) and, if any provision of Paragraphs 6 and 7(b)(i), (ii), (iii), or (iv) are subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A. The provisions of Paragraphs 6(c) and 8 are intended to comply with the provisions of Section 409A of the Code (to the extent applicable) and, to the extent that Section 409A applies to Paragraph 6(c) or 8 (or any provision of this Agreement) and such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the provisions of Section 409A of the Code (including, but not limited to the requirement that any payment made on account of the Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder) (“Separation from Service”), shall not be made earlier than the first business day of the seventh month following the Executive’s Separation from Service, or if earlier the date of death of the Executive). Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

20.	Tax Consequences of Payments. The Executive understands and agrees that the Company makes no representations as to the tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Section 409A of the Code, if applicable). Executive is solely responsible for any and all income, excise or other taxes imposed on Executive with respect to any and all compensation or other benefits provided to Executive.

21.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of laws.

22.	Notices. For purposes of this Agreement, notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company:

CACI International Inc

1100 N. Glebe Road

16th Floor

Arlington, Virginia 22201

Attention: General Counsel

If to the Executive:

Thomas A. Mutryn

8411 Rapley Ridge

Potomac, MD 20854.

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

23.	Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

25.	Initials. Each page of this Agreement shall be initialed and dated by the Executive and the official signing for and on behalf of the Company.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective the day and year first above written.

CACI International Inc	Thomas A. Mutryn

By: /s/ Arnold D. Morse	/s/ Thomas A. Mutryn